Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on July 1, 2025 by and between Kenny Sng Hoe Ann (the “Executive”) and Super X AI Technology Limited, a company incorporated in the British Virgin Islands (the “Company”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Employment; Responsibilities; Compensation

Section 1.01 Employment.

(a) Subject to ARTICLE III, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing on July 1, 2025, subject to Executive’s successful completion of Executive’s medical check-up and the approval of Executive’s work pass application by the Ministry of Manpower in Singapore (“MOM”) (if required), and ending on June 30, 2027 (the “Term”).

(b) The Executive’s employment shall be subject to an initial probationary period of three (3) months (the “Probationary Period”) commencing on July 1, 2025, which may be extended at the discretion of the Company’s management. During the Probationary Period, the Company shall assess the Executive’s performance and overall suitability for the role. Upon successful completion of the Probationary Period, the Company shall confirm the Executive’s continued employment in writing. Until such confirmation is provided, the Executive shall be considered to be serving in a probationary capacity.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, the Executive shall serve as Chief Technology Officer of the Company and perform the duties and responsibilities set forth in the Letter of Appointment dated June 19, 2025, by and between the Executive and the Company, attached hereto as Annex A (“Letter of Appointment”). Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

(c) In addition to the responsibilities set forth above, the Executive shall:

(i) Serve the Company faithfully and use best efforts to promote its interests, acting with honesty, integrity, and professionalism at all times;

(ii) Exercise due care and diligence in the handling of all Company property and assets entrusted to the Executive and shall be held accountable for any loss or damage resulting from negligence or misconduct;

(iii) Not, during the Term of employment, engage in any other employment, consulting arrangement, or business activity without the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and

(iv) Conduct personal financial affairs in a manner that does not impair the Executive’s ability to perform duties in a responsible and trustworthy manner, and shall avoid incurring financial obligations that may reasonably result in financial embarrassment or reputational risk to the Company.

Section 1.03 Compensation and Benefits. As consideration for the services and covenants described in this Agreement, the Company agrees that the Executive shall be compensated and provided the benefits below by the Company’s operating subsidiary, SuperX AI PTE. Ltd. (the “Operating Subsidiary”) in the following manner:

(a)	Base Salary. During the Term, the Executive will be compensated a monthly base salary of S$30,000.00, payable in accordance with the Operating Subsidiary’s normal payroll practices and subject to applicable taxes and withholdings. The Compensation shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees.

(b)	Discretionary Bonus. The Executive may be eligible to receive a discretionary bonus from the Operating Subsidiary, the awarding and amount of which shall be determined by the Company in its sole discretion. Any such bonus, if awarded, will be based on the Executive’s individual performance, as well as the overall performance of the Company and the Operating Subsidiary, and shall not be deemed earned unless and until paid. Nothing in this Agreement guarantees the payment of any bonus in any given year. Such discretionary bonus shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees.

(c)	Annual Leave.

(i) The Executive shall be entitled to fourteen (14) working days of paid annual leave per calendar year, based on full-time employment status. Upon commencement of the Term, annual leave shall be accrued on a pro-rated basis, calculated according to the number of completed months of service in the applicable calendar year.

(ii) Upon completion of each full year of continuous service with the Company, the Executive shall be entitled to an additional one (1) working day of annual leave per year, up to a maximum of eighteen (18) working days per calendar year. Such increased leave entitlement shall become effective at the start of the calendar year following the completion of each full year of service.

(iii) Any unused annual leave at the end of a calendar year may be carried forward to the next calendar year. However, such carried-forward leave must be utilized within the first quarter of that following year. Any unused leave not taken within this time frame shall be forfeited without compensation.

(iv) All leave requests must be submitted in advance and are subject to the prior approval of the Company’s management. The Company reserves the right to approve or reject any leave application based on business needs.

(d)	Sick Leave.

(i) In accordance with the MOM, the qualifying service period for paid medical leave & hospitalization leave under the Employment Act shall be as follows:

Months of Service Completed	Medical Leave Entitlement (days)	*Hospitalization Leave Entitlement (days)
3 months	5	15
4 months	8	30
5 months	11	45
6 months	14	60
12 months	14	60

*	Inclusive of 14 days medical leave.

(ii) In the event that any other form of leave — including paid or unpaid leave applied in advance, non-working days, rest days, public holidays, paid or unpaid maternity leave, or an unpaid leave of absence — coincides with a period for which medical leave is granted, such other leave shall take precedence. Medical leave shall not be deemed applicable or substitutable during such overlapping period.

(iii) Only medical certificates issued by registered medical practitioners in Singapore shall be accepted for the purpose of medical leave. Any absence from work supported by a certificate not issued by a registered medical practitioner in Singapore shall be treated as unpaid leave, unless otherwise approved by the Company at its sole discretion.

(d)	Heath Insurance Benefit.

(i) The Operating Subsidiary shall provide the Executive with health insurance coverage under its designated group insurance scheme, as may be in effect from time to time, subject to the terms and conditions of such scheme. The Executive shall become eligible for enrollment in the Operating Subsidiary’s health insurance plan upon successful confirmation of employment.

(ii) The Executive further agrees to authorize the Operating Subsidiary to access all medical information reasonably required in connection with claims made under the Operating Subsidiary’s health insurance plan, including but not limited to details concerning any illness, injury, medical history, consultations, prescriptions, treatments, or other medical information or records. The Executive expressly grants implied consent for any clinic, hospital, physician, or other medical practitioner attending to the Executive to disclose such information to the Company and Operating Subsidiary upon request, to the extent permitted by applicable law.

(iii) All benefits and entitlements provided to the Executive by the Operating Subsidiary shall cease immediately upon the expiration of the Term or upon the termination of the Executive’s employment pursuant to Article III.

Section 1.04 Clawback. Any compensation paid to the Executive shall be subject to recovery by the Company or its Operating Subsidiary, and the Executive shall be required to repay such compensation, if (a) such recovery and repayment is required by applicable law or (b) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (i) a named executive officer or (ii) an employee who is responsible for preparation of the Company’s financial statements. The parties agree that the repayment obligations set forth in this Section 1.04 shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

Article II. Confidential Information; Post-Termination Restrictions; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Post-Termination Restrictions. The Executive acknowledges and agrees that the post-termination restrictions applicable to the Executive are as set forth in Section 2 (“POST-TERMINATION RESTRICTIONS”) of Annex A of the Letter of Appointment, which shall remain in full force and effect in accordance with its terms.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) General: The rights of Executive upon termination will be governed by this ARTICLE III.

(b) Definitions: For purposes hereof:

(i) “CAUSE” shall include (A) Disclosing confidential information relating to the business activities of the Company to any third party without prior authorization; (B) Committing a criminal offence or engaging in conduct, whether within or outside the Company, that disrupts the peace or brings the Company into disrepute; (C) Accepting monetary or other forms of inducement from third parties by virtue of the Executive’s position within the Company; (D) Committing any act that is inconsistent with the fulfilment of the express or implied conditions of employment, or any act that is detrimental to the interests of the Company, including but not limited to gross misconduct or persistent insubordination; (E) Engaging in other employment or holding an interest in other companies or business entities without the prior written disclosure to and approval from the Company; (F) Being absent from work for more than two (2) consecutive working days without approved leave and without informing, or attempting to inform, the Executive’s immediate supervisor of the reason for such absence. In such circumstances, the Company may terminate the employment with immediate effect and the Executive shall be liable to compensate the Company with payment in lieu of notice; (G) Continued failure by Executive to substantially perform Executive’s duties and responsibilities (other than as a result of Permanent Disability) that is materially injurious to the Company and that remains uncorrected for ten (10) days following written notice from the Board; (H) Engaging in willful, reckless, or grossly negligent misconduct that is materially injurious to the Company or any of its affiliates; (I) The indictment of Executive for a felony or crime involving moral turpitude, including criminal fraud, misappropriation, or personal dishonesty, provided that if such charge is later dismissed with prejudice or results in acquittal, the termination shall be deemed to have been without Cause; (J) A material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncured for ten (10) days following written notice from the Company specifying such breach.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a President and Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than 50 miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean either: a termination without Cause or a termination for Good Reason. In no event will it be deemed an independent and sufficient basis for an Involuntary Termination

(c) Involuntary Termination.

(i) Involuntary Termination After Change in Control. If, prior to the expiration of the Employment Period and within twelve (12) months following a Change in Control, Executive is subject to an Involuntary Termination (as defined in Section 3.01.b.iv), then the Company will pay “Change in Control Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Change in Control Severance Benefits will be a payment (less applicable withholdings and deductions) equivalent to 18 months of Executive’s Base Salary (as in effect immediately prior to the Change in Control, or the date of the termination of Executive’s employment, whichever is greater), payable as a single lump sum within 74 days of Executive’s termination of employment.

(ii) Involuntary Termination — No Change in Control. If, prior to the expiration of the Employment Period, no Change in Control has occurred in the preceding twelve (12) months and Executive is subject to an Involuntary Termination (as defined in Section 3.01.b.iv), then the Company will pay “Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Severance Benefits will be a payment (less applicable withholdings and deductions) equivalent to 12 months of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, payable as a single lump sum within 74 days of the termination of Executive’s employment.

(iii) Determination of Good Reason. In order for Executive to terminate for Good Reason, (i) Executive must notify the Board, in writing, within ninety (90) days of the event constituting Good Reason of Executive’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the facts and events that the Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Notice Period”), and; (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

(d) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period following a Change in Control) or (ii) by the Company for Cause, then Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than the amount of Executive’s Base Salary and Over-Time Allowance, if any, accrued through the Termination Date. The use of the term “Cause” in Section 3.01.b.i in no way limits the right of the Company to terminate Executive’s employment pursuant to the provisions of this Article III. The Company must notify the Executive, in writing, that the Executive is being terminated for Cause, and such notice shall identify in reasonable detail the facts and events that the Company believes constitute Cause.

(e) Notice of Termination.

(i) During the Probationary Period. During the Probationary Period, either the Company or the Executive may terminate the employment relationship by providing one (1) month’s advance written notice or salary in lieu of such notice.

(ii) Post-Confirmation. Following successful completion of the Probationary Period, either the Company or the Executive may terminate this Agreement by providing two (2) months’ advance written notice or salary in lieu of such notice.

(f) Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid Base Salary and Over-Time Allowance due for periods prior to the Termination Date, and; (ii) following submission of proper expense reports by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments will be made promptly upon the Termination Date and within the period of time mandated by law, subject to provisions set forth herein.

Section 3.02 Post-Termination Obligations. (a) Following the termination of Executive’s employment, Executive shall continue to be bound by the confidentiality obligations set forth in Article II of this Agreement. This includes, without limitation, the duty not to disclose, copy, or make use of any confidential or proprietary information, Company operational matters, documents, drawings, intellectual property, or proprietary knowledge acquired during the course of Executive’s employment. These obligations shall survive the termination of this Agreement and remain in full force and effect thereafter.

(b) Upon termination of employment for any reason, Executive agrees to waive and release any and all claims against the Company arising from or in connection with the termination of employment, howsoever arising, except for any outstanding salary or statutory benefits due up to the last day of employment.

Section 3.03 Indemnification for Employee Misconduct. In the event the Company suffers any loss, damage, or incurs any financial liability arising directly or indirectly from the Executive’s misconduct, negligence, breach of duty, or failure to comply with Company policies, directives, instructions, or regulations (whether written or implied), the Company shall have the right to seek indemnification from the Executive for such loss or damage, including by way of deduction from any amounts otherwise payable to the Executive, to the extent permitted by applicable law.

Article IV. Miscellaneous

Section 4.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF SINGAPORE, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction. Each of the parties hereto irrevocably consents and submits to the exclusive jurisdiction of the courts of Singapore in connection with any claim, dispute, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and waives any objection to venue in Singapore on grounds of forum non conveniens or otherwise. Each party further waives any right to a trial by jury, to the extent permitted under Singapore law.

Section 4.07 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

Section 4.10 Incorporation of Letter of Appointment. To the extent any terms, obligations, or entitlements applicable to the Executive’s employment are not expressly addressed in this Agreement, such matters shall be governed by the Letter of Appointment dated June 19, 2025 (attached hereto as Annex A). In the event of any conflict between the terms of this Agreement and the Letter of Appointment, the terms of this Agreement shall prevail.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

Super X AI Technology Limited

Signature: /s/ Chun Kit Yu
Name:	Chun Kit Yu
Title:	Executive Director

Executive

Signature: /s/ Kenny Sng Hoe Ann
Name:	Kenny Sng Hoe Ann
Title:	Chief Technology Officer

[Signature Page to Employment Agreement]